Stat of Delaware,
Secretary of State
Division of Corporations Delivered 01. :47 PM 04/25/2003
FILED 01; 47 PM 04/25/2003
SRV 030270446 - 2725697 FILE

CERTIFICATE OF AMENDMENT TOTHE

CERTIFICATE OF TRUST OF

lNVESTEC FUNDS

This Certificate of Amendment to Certificate of Trust is being executed as of April 25, 2003 for the purpose of amending the Certificate of Trust of Investec Funds (the "Trust'') originally filed with the Secretary of State of the State of Delaware on March 6, 1997 and amended September l8, 2000 pursuant to the Delaware Business Trust Act, 12 Del, C.§ § 3801 et seq. (the "Act").

The undersigned hereby certifies as follows:

l.	The name of the Trust is Investec Funds.

2.	The amendment to the Certificate of Trust of the Trust set forth below the ("Amendment") has been duly authorized by the Board of Trustees of the Trust.

as follows:

The First Article of the Certificate of Trust of the Trust is hereby amended to read

"The name of the statutory trust is Guinness Atkinson Funds (the “Trust”)

3.	This Certificate of Amendment to the Certificate of Trust of the Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the, undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment as of the day and year first above written.

TRUSTEE:

/s/ J. Brooks Reece Jr.
J. Brooks Reece Jr.